Exhibit 99.2

News

Contacts:
Media:
Stacey Beckhardt
610-738-6198 office
610-247-0212 mobile
sbeckhar@cephalon.com
Investors:
Robert (Chip) Merritt
610-738-6376 office
cmerritt@cephalon.com

For Immediate Release

Cephalon Receives Approvable Letter for FENTORA™ (fentanyl buccal tablet)

for Management of Breakthrough Pain in Patients with Cancer

Frazer, Pa. —  June 29, 2006 —  Cephalon, Inc. (Nasdaq: CEPH) announced today that it has received an approvable letter from the U.S. Food and Drug Administration (FDA) for FENTORA™ (fentanyl buccal tablet) [C-II]. The company submitted a new drug application (NDA) in August 2005, seeking to market FENTORA for the treatment of breakthrough pain in opioid-tolerant patients with cancer.

“We are pleased with FDA’s response and are working closely with the agency to secure final approval of this important new medication,” said Dr. Paul Blake, Executive Vice President, Worldwide Medical and Regulatory Operations. “We believe FENTORA will extend the leadership position of Cephalon in the development of innovative medications for the management of breakthrough pain in patients with cancer.”

Cephalon intends to submit a response to the FDA by the end of July. The company expects the FDA to classify this response as a Class I resubmission under which the FDA will seek to complete its review within 60 days of the resubmission. FDA has indicated that no additional safety or efficacy data are required and that the labeling has been essentially finalized.

FENTORA is specifically designed to manage breakthrough pain, a common component of chronic pain that can be characterized by its intensity, rapid onset, and relatively short duration. The medication is a simple-to-administer sugar-free, fentanyl buccal tablet that can be discretely placed between a patient’s upper cheek and gum (buccal cavity). Its proprietary OraVescent® technology uses an effervescent reaction to produce transient shifts in pH levels in the area surrounding the tablet which is thought to enhance the rate and extent of fentanyl absorption through the buccal mucosa. The OraVescent technology permits rapid and efficient delivery of the majority of the medication directly into the bloodstream.

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SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065

Cephalon Receives Approvable Letter for FENTORA™ (fentanyl buccal tablet)                                 Page 2

for the Management of Breakthrough Pain in Patients with Cancer

The NDA submission for FENTORA included data from 13 clinical studies. The pivotal double-blind, placebo-controlled, variable-dose study assessed the safety and efficacy of FENTORA in adult patients with breakthrough pain who were already receiving opioid medication for treatment of their moderate-to-severe cancer pain. In the pivotal study, FENTORA provided clinically significant decreases in pain intensity and greater pain relief in as little as 15 minutes. The Phase 3 safety and efficacy studies demonstrate that FENTORA was generally well tolerated. The most common adverse effects observed were typical of those seen with opioids and in patients with cancer being treated with chemotherapy, including nausea, dizziness, headache, fatigue, vomiting, and somnolence. The most serious adverse events associated with all opioids are respiratory depression (potentially leading to apnea or respiratory arrest), circulatory depression, hypotension, and shock. All patients should be followed for symptoms of respiratory depression. Opioid side effects should be expected and managed accordingly.

On a separate matter, Barr Laboratories, Inc. has invoked its option under the license and supply agreement with the company to have Cephalon manufacture for it a generic version of ACTIQ® (oral transmucosal fentanyl citrate) [C-II]. Cephalon expects to deliver bulk units to Barr, and Barr will be responsible for all packaging and labeling of the product.

Breakthrough Pain

Approximately 50 million Americans suffer from chronic pain, a condition that consists of two distinct components: persistent pain, which is pain that is continuous throughout the day, and breakthrough pain, which is a transitory flare of moderate-to-severe pain in patients with otherwise stable persistent pain. Breakthrough pain can reach peak intensity in as little as three minutes and typically lasts for 30 to 60 minutes. It may occur during a specific activity, spontaneously with no apparent cause, or when the dose of the persistent pain medicine wears off. An estimated 64 percent of all cancer patients treated for persistent pain — and up to 74 percent of patients treated for persistent pain from other conditions such as low back pain, diabetic neuropathy, and osteoarthritis — will experience breakthrough pain. Breakthrough pain can have a profound impact on an individual’s physical and psychological well-being. It can increase the economic burden on both patients and the healthcare system.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

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SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065

Cephalon Receives Approvable Letter for FENTORA™ (fentanyl buccal tablet)                                 Page 3

for the Management of Breakthrough Pain in Patients with Cancer

The company currently markets five proprietary products in the United States: PROVIGIL®   (modafinil) Tablets [C-IV], GABITRIL® (tiagabine hydrochloride), ACTIQ® (oral transmucosal fentanyl citrate) [C-II], TRISENOX® (arsenic trioxide) injection, VIVITROLTM (naltrexone for extended-release injectable suspension) and numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products, interpretation of clinical results, including the results of the clinical trials of FENTORA; prospects for regulatory approval, including for final FDA approval of FENTORA; manufacturing development and capabilities; market prospects for its products; sales and earnings guidance; and other statements regarding matters that are not historical facts, including the timing of Cephalon’s resubmission to FDA and FDA’s response thereto. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065